Exhibit 10.7

REACHOUT TECHNOLOGY CORP.

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
ReachOut Technology Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ReachOut Technology Corp. and Subsidiary (“the Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has not been profitable since inception, has sustained net losses, and has incurred negative cash flows from operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments.

Valuation of Goodwill

Description of the Critical Audit Matter

As discussed in Note 5 to the consolidated financial statements, goodwill is tested for impairment annually, or more frequently if impairment indicators arise, and is recognized initially upon the acquisition of a business in which the fair value of consideration paid exceeds the net assets acquired. During the year ended December 31, 2023, an Impairment loss was recorded in the amount equal to the excess amount over goodwill carrying value.

Auditing management's goodwill impairment test and initial business valuation was complex and highly judgmental due to the significant estimation required to determine the fair value of the goodwill and underlying business units, as well as the estimates and conclusions of the initial purchase price allocations. In particular, the fair value estimate was sensitive to significant assumptions, such as the Company’s financial forecast, discount rate, and operating costs, which are impacted by expectations about future conditions.

How the Critical Audit Matter Was Addressed in the Audit

To test the estimated fair value of the Company’s goodwill and evaluate the Company’s business combinations, we performed audit procedures that included, among other things, the following:

●	Assessing methodologies and testing the significant assumptions discussed above and the underlying data used by the Company in its analysis.

●	Assessing the current financial forecast in light of management’s current plans, and we assessed the historical basis of management’s estimates based on its current operating results that would result from changes in the assumptions.

●	Obtaining and reviewing underlying agreements and evaluating the appropriateness of acquisition date fair values.

Fruci & Associates II, PLLC – PCAOB ID #05525

We have served as the Company’s auditor since 2023.

Spokane, Washington

September 9, 2024

REACHOUT TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
ASSETS

Current Assets:
Cash	$360,673	$571,578
Accounts receivable	239,825	55,655
Prepaid expenses	264,162	155,972
Total Current Assets	864,660	783,215

Other Assets:
Prepaid expenses, non-current portion	-	131,884
Deposits	8,618	-
Furniture and fixed assets, net	445,697	-
Goodwill	3,343,929	5,363,173
Right of use asset	518,968	109,456
Total non-current assets	4,317,212	5,604,513

Total Assets	$5,181,872	$6,387,728

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$687,610	$51,407
Accrued expense	690,707	352,376
Other current liabilities, customer pre-payments	68,618	31,444
Due to officers	309,725	132,225
Due to affiliated companies	1,570,253	619,399
Due to related parties	436,000	-
Due to financial institutions	1,159,695	-
Seller notes and loans payable related parties, current portion	1,175,124	289,398
Vehicle and equipment loans	336,610	-
SBA loan payable	423,300	-
Term note payable, related parties	1,175,000	-
Officer life insurance liability, current portion	450,000	382,500
Equipment lease, current portion	26,092	-
Lease liability, current portion	171,315	46,756
Total Current Liabilities	8,680,047	1,905,505

Non-Current Liabilities:
Notes payable, non-current portion related parties	192,932	578,795
Term notes payable, related parties	-	1,175,000
Officer life insurance premium, non-current portion	2,250,000	2,700,000
Equipment lease, non-current portion	25,090	-
Lease liability, non-current portion	347,605	62,701
Total Non-Current Liabilities	2,815,627	4,516,496

Total Liabilities	11,495,674	6,422,001

Commitments and contingencies	-	-

Stockholders’ Deficit:
Common stock to be issued	35,000	660,000
Preferred stock, $0.0001 par value, 2,000,000 shares authorized, 0 and 1,000,000 shares issued and outstanding as of December 31, 2023 and 2022, respectively	-	100
Common stock, $0.0001 par value, 30,000,000 shares authorized, 24,907,279 and 12,377,835 shares issued and outstanding as of December 31, 2023 and 2022, respectively	2,504	1,239
Additional paid in capital	3,510,509	1,030,947
Accumulated deficit	(9,861,818)	(1,726,560)
Total Stockholders’ Deficit	(6,313,804)	(34,273)
TOTAL LIABILITIES & STOCKHOLDERS’ DEFICIT	$5,181,872	$6,387,728

The accompanying notes are an integral part of these consolidated financial statements.

REACHOUT TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2023	2022
Revenue	$3,775,142	$1,140,574
Cost of goods sold	2,564,094	724,738
Gross margin	1,211,048	415,836

Operating Expenses:
Impairment loss	4,136,746	-
Loss on disposition	126,738	-
General and administrative expenses	1,085,070	559,378
Compensation	1,547,935	652,216
Stock compensation	1,391,605	-
Professional fees	406,883	454,296
Total operating expenses	8,694,977	1,665,890

Loss from operations	(7,483,929)	(1,250,054)

Other income (expense):
Interest expense	(651,329)	(91,746)
Total other expense	(651,329)	(91,746)

Loss before provision for income tax	(8,135,258)	(1,341,800)
Provision for income tax	-	-
Net loss	$(8,135,258)	$(1,341,800)

Basic loss per share	$(0.53)	$(0.11)
Diluted loss per share	$(0.53)	$(0.11)

Basic weighted average shares	15,283,590	12,170,199
Diluted weighted average shares	15,283,590	12,170,199

The accompanying notes are an integral part of these consolidated financial statements.

REACHOUT TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Common Stock		Series A Preferred Stock		Additional Paid in	Shares to be issued	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Amount	Deficit	Deficit
Balance, December 31, 2021	12,039,166	$1,205	1,000,000	$100	$997,308	$-	$(384,760)	$613,853

Shares issued for services	76,666	8	-	-	76,658	-	-	76,666
Shares issued for compensation	50,000	5	-	-	49,995	-	-	50,000
Shares issued for cash	212,000	21	-	-	211,979	-	-	212,000
Public offering costs	-	-	-	-	(305,000)	-	-	(305,000)
Vesting of restricted stock units issued for service	-	-	-	-	7	-	-	8
Common shares to be issued	-	-	-	-	-	660,000	-	660,000
Net Loss for the year ended December 31, 2022	-	-	-	-	-	-	(1,341,800)	(1,341,800)

Balance, December 31, 2022	12,377,832	1,239	1,000,000	100	1,030,947	660,000	(1,726,560)	(34,273)

Shares issued for IND purchase	500,000	50	-	-	499,950	(500,000)	-	-
Shares issued to board member	194,444	19	-	-	194,425	-	-	194,444
Share based compensation	150,000	15	-	-	149,985			150,000
Shares issued as compensation, CEO	11,000,000	1,100	-	-	1,278,031	-	-	1,279,131
Shares based compensation, employees	525,000	53	-	-	60,996	-	-	61,049
Shares issued for cash	125,000	13	-	-	124,988	(125,000)
Shares issued for service	168,337	16	-	-	168,337	-	-	168,353
Surrender and cancellation of preferred shares	-	-	(1,000,000)	(100)	100	-	-	-
Common share options issued, compensation former principles of RedGear, LLC	-	-	-	-	2,750	-	-	2,750
Net Loss for the year ended December 31, 2023	-	-	-	-	-	-	(8,135,258)	(8,135,258)

Balance, December 31, 2023	25,040,613	$2,504	-	$-	$35,000	$3,510,509	$(9,861,818)	$(6,313,804)

The accompanying notes are an integral part of these consolidated financial statements.

REACHOUT TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(8,135,258)	$(1,341,800)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based expenses	-	113,388
Shares issued and to be issued for compensation and services	1,731,170	186,672
Stock Option Expense	2,750	-
Debt Discount	9,375	-
Depreciation	65,362	-
Vesting of Restricted Stock Units	-	6
Bad debt expense	-	6,880
Loss on disposal	-	-
Related party advances funding operations	-	10,000
Intangibles impairment	4,136,746
Changes in assets and liabilities:
Accounts receivable	(115,131)	(162,151)
Inventories	273,602
Prepaid expense	135,908	(95,090)
Right of use asset net of liabillity	254	-
A/P & Accrued liabilities	1,138,480	89,757
Customer deposits	37,174	-
Finance Lease	(27,530)	-
Other current liability	-	-
Net cash used in operating activities	(747,098)	(1,192,388)

Cash flows from investing activities:
Cash acquired in acquisition	83,794	613,077
Cash paid in acquisition	(1,249,548)	(325,000)
ULI payable	-	382,500
Fixed assets acquired	(15,760)	-
Net cash used in investing activities	(1,181,514)	670,577

Cash flows from financing activities:
Loan proceeds – Fora	1,225,000	-
Loan repayments – Fora	(399,750)	-
Sale of common stock	1	212,000
Cash received for stock to be issued	-	125,000
Repayment of seller notes	(289,398)	-
Other loan repayments	(382,500)	-
Proceeds from affiliate advances	-	-
Proceeds /Payment on related party loans	1,564,354	619,399
Net cash provided by financing activities	1,717,707	956,399

Net change in cash	(210,905)	434,588
Cash, beginning of year	571,578	136,990
Cash, end of year	$360,673	$571,578

Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

Supplemental Disclosure of Non-Cash Activity:
Shares to be issued for acquisition	$150,000	$500,000
Shares issued for services	168,337	7
Right-of-use asset and lease liability – ASC 842	$767,068	$174,098

The accompanying notes are an integral part of these consolidated financial statements.

REACHOUT TECHNOLOGY, CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 1 - NATURE OF OPERATIONS

Reachout Technology, Corp. (the “Company”) is a corporation formed on February 13, 2020 under the laws of the State of Delaware. The Company provides cybersecurity and IT management solutions to businesses to protect their complete operating landscape and data secrets. The Company is headquartered in Chicago, Illinois.

From formation on February 13, 2022 until the acquisition of Innovative Design Networks, LLC (“IND”) on September 2, 2022, the Company had no principal operations or revenue. The Company’s activities from inception to the aforementioned acquisition primarily consisted of formation activities, acquisition research and preparations to raise capital. Since the Company has commenced its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for its planned principal operations and is subject to significant risks and uncertainties.

Having acquired IND as a wholly owned subsidiary on September 2, 2022, planned operations have commenced. IND is a New Jersey limited liability company and the Company acquired 100% of the member’s interest of IND in exchange for cash, notes payable, commitment to purchase universal life insurance policies for the two principals and 500,000 restricted shares of the Company’s common stock. The transaction was deemed to be a business combination and the Company has applied acquisition accounting under ASC 805. IND provides cybersecurity and IT management solutions to businesses to protect their complete operating landscape and data secrets.

The Company entered into a Membership Interest Purchase Agreement on September 29, 2023 with RedGear, LLC, a Texas limited liability company and acquired 100% of the member’s interest of RedGear, LLC, in exchange for cash, a note payable and the assumption of certain liabilities of RedGear, LLC. The purchase closed on October 3, 2023. The transaction was deemed to be a business combination, and the Company has applied acquisition accounting under ASC 805. RedGear provides cybersecurity and IT management solutions to businesses to protect their complete operating landscape and data secrets.

Reverse Merger/Acquisition of ReachOut Technology Corp.

On November 9,2023, the Company closed the Share Exchange and Control Block Transfer Agreements with Yuenglings Cream Corporation (“YCRM”) whereby 100% of the membership interests of the Company were exchanged for YRCM’s Series C Preferred Stock which are convertible into 87.5% of the total issued and outstanding shares of common stock of the YCRM.

The Share Exchange is intended to constitute a reorganization with the meaning of Section 368 of the Internal Revenue Code of 1986 (as amended).

As a result of the transaction, the Company became a subsidiary of the YCRM.

The Company evaluated the substance of the merger transaction and found it met the criteria for the accounting and reporting treatment of a reverse acquisition under ASC 805 (Business Combinations)-40-45 (Reverse Acquisition and Other Presentation Matters) and accordingly the operations of the Company will be consolidated into YCRM as well as the financial condition from the closing date of the transaction. The historic results of operations will reflect those of the Company. As such, the Company is treated as the acquirer while the YCRM is treated as the acquired entity for accounting and financial reporting purposes.

Under reverse merger accounting, the comparative historical financial statements of YCRM, as the legal acquirer, are those of the accounting acquirer, (the Company), the Company’s financial statements prior to the closing of the reverse acquisition; reflect only the business of ReachOut and its subsidiaries.

NOTE 2 - GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt and the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $8,135,258, for the year ended December 31, 2023, and has incurred negative cash flows from operations for the period. As of December 31, 2023, the working capital deficit, stockholders’ deficit, and accumulated deficit was $7,815,389, $6,313,804 and $9,861,818, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations. In the event that the Company cannot generate sufficient revenue to sustain its operations, the Company will need to reduce expenses or obtain financing through the sale of debt and/or equity securities. The issuance of additional equity would result in dilution to existing shareholders. If the Company is unable to obtain additional funds when they are needed or if such funds cannot be obtained on terms acceptable to the Company, the Company would be unable to execute upon the business plan or pay costs and expenses as they are incurred, which would have a material, adverse effect on the business, financial condition and results of operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities as a result of this uncertainty.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The Company prepares its consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). The accompanying consolidated financial statements include the accounts of ReachOut Technology Corp. and its wholly-owned subsidiaries, ReachOut IND and RedGear. All significant intercompany accounts and transactions have been eliminated in consolidation. Since September 2, 2022 following the purchase of 100% of the membership interests in Innovative Network Designs LLC, (now ReachOut IND) and RedGear, LLC on September 29, 2023, the operations, assets and liabilities have been consolidated into the Company.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, inventory, revenue recognition and the valuations of common stock. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. At December 31, 2023 and 2022, all of the Company’s cash and cash equivalents were held at accredited financial institutions. As of December 31, 2023, the Company had $84,785 in excess of insured amounts at one financial institution.

The Company’s subsidiary, Innovative Design Networks, has two clients having outstanding unpaid account representing a total of 79% of the accounts receivable balance at December 31, 2023. The RedGear subsidiary has three clients having outstanding unpaid accounts receivable representing a total of 66% of its total receivables as of December 31, 2023.

Accounts Receivable

Trade receivables are recorded at net realizable value consisting of the carrying amount less the allowance for credit losses. Factors used to establish an allowance include the credit quality of the customer and other factors. The Company may also use the direct write-off method to account for uncollectible accounts that are not received. Using the direct write-off method, trade receivable balances are written off to bad debt expense when an account balance is deemed to be uncollectible. The Company maintains an allowance for credit losses primarily for estimated losses resulting from the inability or failure of individual customers to make required payments. The Company maintains an allowance under Accounting Standards Codification (“ASC”) 326 based on historical losses, changes in payment history, customer-specific information, current economic conditions, and reasonable and supportable forecasts of future economic conditions. The allowance under ASC 326 is updated as additional losses are incurred or information becomes available related to the customer or economic conditions. As of December 31, 2023, the calculated allowance for credit losses was $318, however due to the immateriality of the calculated amount no reserve was recorded.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values.

Revenue Recognition

The Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”), effective January 1, 2018. The Company determines revenue recognition through the following steps:

Identification of a contract with a customer;

Identification of the performance obligations in the contract;

Determination of the transaction price;

Allocation of the transaction price to the performance obligations in the contract; and

Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when performance obligations are satisfied through the transfer of control of promised goods to the Company’s customers in an amount that reflects the consideration expected to be received in exchange for transferring goods or services to customers. Control transfers once a customer has the ability to direct the use of, and obtain substantially all of the benefits from, the product. This includes the transfer of legal title, physical possession, the risks and rewards of ownership, and customer acceptance.

It is management’s practice to only invoice for services and goods to be provided within the coming month. While services may not be fully transferred the client is in fact obligated to pay the invoiced amount unless the contract is terminated with prior notice.

Advertising Costs

Advertising costs are expensed as incurred and are included in General and Administrative expenses. Expenditures amounted to $172,795 and $385,550, for the years ended December 31, 2023 and 2022, respectively.

Deferred Offering Costs

The Company complies with the requirements of Accounting Standards Codification (“ASC”) 340, Other Assets and Deferred Costs, with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to additional paid-in capital or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed. As of December 31, 2023 and 2022 the Company had recorded $0 and $0 in deferred offering costs, respectively. The costs of $305,000 recognized during the year ended December 31, 2021, were recognized as a charge to additional paid in capital during the year ended December 31, 2022.

Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation — Stock Compensation, which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock based compensation expense recognized includes the compensation cost for all stock-based payments granted to employees, officers, and directors based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or cancelled during the periods reported. Stock-based compensation is recognized as expense over the employee’s requisite vesting period and over the nonemployee’s period of providing goods or services. In accordance with ASU No. 2018-07, Compensation – Stock Compensation (Topic 718), Improvements to Nonemployee Share-Based Payment Accounting share-based payment transactions for acquiring goods and services from nonemployees are included. Consistent with the accounting requirement for employee share-based payment awards, nonemployee share-based payment awards within the scope of Topic 718 are measured at grant-date fair value of the equity instruments that an entity is obligated to issue when the good has been delivered or the service has been rendered and any other conditions necessary to earn the right to benefit from the instruments have been satisfied.

Lease Accounting

The Company follows ASU No. 2016-02, Leases, which requires lessees to report on their balance sheets a right-of-use asset and a lease liability in connection with most lease agreements classified as operating leases. Under the guidance, codified as ASC Topic 842, the lease liability must be measured initially based on the present value of future lease payments, subject to certain conditions. The right-of-use asset must be measured initially based on the amount of the liability, plus certain initial direct costs. ASC 842 requires that leases be classified at inception as either (a) operating leases or (b) finance leases. For operating leases, periodic expense generally is flat (straight-line) throughout the life of the lease. For finance leases, periodic expense declines over the life of the lease.

The Company’s subsidiaries have recognized the Right of Use assets and related liabilities for leases and sublease for the office facilities in New Jersey, Texas and Arizona during the years ended December 31, 2023 and 2022, and following the acquisitions are accounted for under ASC 842. The corporate office is an informal arrangement which provides for office space in a shared office environment with a company controlled by the CEO and is exempt from ASC 842 treatment. During the year ended December 31, 2023 and 2022 the Company recognized a lease liabilities of $767,068 (2023) and $174,098 (2022) and the related right-of-use asset for the same amounts, and will amortize both over the life of the lease.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. The Company assesses its income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances, and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy is be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti- dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2023 and 2022, diluted net loss per share is the same as basic net loss per share for each period presented. Potentially dilutive items outstanding as of December 31, 2023 and 2022, are as follows:

	Year Ended December 31,	Year Ended December 31,
	2023	2022
Series A preferred stock	-	1,000,000
Common stock options to be issued	611,214	660,000
Total potentially dilutive shares	611,214	1,660,000

Convertible Notes with Fixed Rate Conversion Options

The Company may enter into convertible notes, some of which contain, predominantly, fixed rate conversion features, whereby the outstanding principal and accrued interest may be converted by the holder, into common shares at a fixed discount to the market price of the common stock at the time of conversion. This results in a fair value of the convertible note being equal to a fixed monetary amount. The Company records the convertible note liability at its fixed monetary amount by measuring and recording a premium, as applicable, on the Note date with a charge to interest expense in accordance with ASC 480 - “Distinguishing Liabilities from Equity”.

Derivative Liabilities

The Company may enter into convertible notes, some of which contain embedded derivatives. The Company evaluates all its financial instruments to determine if those contracts or any potential embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 810-10-05-4 and 815-40. This accounting treatment requires that the carrying amount of any derivatives be recorded at fair value at issuance and marked-to-market at each balance sheet date. In the event that the fair value is recorded as a liability, as is the case with the Company, the change in the fair value during the period is recorded as either other income or expense. Upon conversion, exercise or repayment, the respective derivative liability is marked to fair value at the conversion, repayment or exercise date and then the related fair value amount is reclassified to other income or expense as part of gain or loss on extinguishment.

Business Combinations

In accordance with ASC 805-10, “Business Combinations”, we account for all business combinations using the acquisition method of accounting. Under this method, assets and liabilities, including any remaining non-controlling interests, are recognized at fair value at the date of acquisition. The excess of the purchase price over the fair value of assets acquired, net of liabilities assumed, and non-controlling interests is recognized as goodwill. Certain adjustments to the assessed fair values of the assets, liabilities, or non-controlling interests made subsequent to the acquisition date, but within the measurement period, which is up to one year, are recorded as adjustments to goodwill. Any adjustments subsequent to the measurement period are recorded in income. Any cost or equity method interest that we hold in the acquired company prior to the acquisition is re-measured to fair value at acquisition with a resulting gain or loss recognized in income for the difference between fair value and the existing book value. Results of operations of the acquired entity are included in our results from the date of the acquisition onward and include amortization expense arising from acquired tangible and intangible assets.

Related Party Transactions

We follow FASB ASC subtopic 850-10, “Related Party Transactions”, for the identification of related parties and disclosure of related party transactions.

Pursuant to ASC 850-10-20, related parties include: a) our affiliates; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and profit sharing trusts that are managed by or under the trusteeship of management; d) our principal owners; e) our management; f) other parties with which we may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Material related party transactions are required to be disclosed in the consolidated financial statements, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which statements of operation are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which statements of operations are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Recently Adopted Accounting Pronouncements

The Company has reviewed the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. We have carefully considered the new pronouncements that alter previous generally accepted accounting principles and do not believe that any new or modified principles will have a material impact on the Company’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of the Company’s financial management.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting: Improvements to Reportable Segment Disclosures” (“ASU 2023-07”). ASU 2023-07 modifies the reportable segment disclosure requirements, primarily by requiring enhanced disclosures about significant segment expenses. In addition, ASU 2023-07: (i) enhances interim disclosure requirements, (ii) clarifies the circumstances in which an entity can disclose multiple measures of a segment’s profit or loss, (iii) provides new segment disclosure requirements for public entities with a single reportable segment, and (iv) requires that a public entity disclose the title and position of the chief operating decision maker (“CODM”) and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The amendments in ASU 2023-07 are to be applied retrospectively to all prior periods presented in the financial statements.

In March 2022, the FASB issued ASU 2022-02, “Financial Instruments - Credit Losses (Topic 326)”, which is intended to address issues identified during the post-implementation review of ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. The amendment, among other things, eliminates the accounting guidance for troubled debt restructurings by creditors in Subtopic 310-40, “Receivables - Troubled Debt Restructurings by Creditors”, while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty. The new guidance is effective for interim and annual periods beginning after December 15, 2022. This adoption did not have a material effect to the Company.

In August 2020, FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity; Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity, and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the fiscal year. The Company adopted ASU 2020-06 on February 13, 2020 and the adoption did not have any impact on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires lessees to report on their balance sheets a right-of-use asset and a lease liability in connection with most lease agreements classified as operating leases under the prior guidance (ASC Topic 840). Under the new guidance, codified as ASC Topic 842, the lease liability must be measured initially based on the present value of future lease payments, subject to certain conditions. The right-of-use asset must be measured initially based on the amount of the liability, plus certain initial direct costs. The new guidance further requires that leases be classified at inception as either (a) operating leases or (b) finance leases. For operating leases, periodic expense generally is flat (straight-line) throughout the life of the lease. For finance leases, periodic expense declines over the life of the lease. The new standard, as amended, provides an option for entities to use the cumulative-effect transition method. As permitted, the Company adopted ASC Topic 842 effective June 1, 2020. The adoption of ASC Topic 842 did not have a material impact on the Company’s consolidated financial statements.

Management does not believe that any other recently issued accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 4 - GOODWILL

The Company acquired the operations, assets and liabilities of Innovative Network Designs, LLC during the year ended December 31, 2022. The Company recognized goodwill of $5,363,173. The Company reduced it’s goodwill by $4,136,746, with a charge to operating expenses, based on the results annual impairment tests During the year ended December 31, 2023 the Company acquired the operations, assets and liabilities or RedGear, LLC and recognized goodwill of $2,117,502. The goodwill asset is compared to its fair value at least annually (“impairment test”). The Company follows ASC 350 20 – Goodwill.

Membership Interest Purchase Agreement

Innovative Network Designs, LLC

The Company entered into a Membership Interest Purchase Agreement on August 1, 2022 with Innovative Network Designs, LLC, a New Jersey limited liability company and acquired 100% of the member’s interest of Innovative Network Designs, LLC, in exchange for cash, notes payable, commitment to purchase universal life insurance policies for the two principals and 500,000 restricted shares of the Company’s common stock. The transaction was deemed to be a business combination, and the Company applied acquisition accounting under ASC 805. Upon closing (September 2, 2022) the total value of the consideration given for the purchase was $6,018,193. Included in the purchase consideration: is the commitment to pay universal life insurance policies for a total cash value of $3,150,000 over seven years ($382,500 annually), which the Company anticipates will be financed by a third party; a term promissory note (24 months with a ballon payment at maturity); a promissory note secured by a second priority lien on all the Company’s membership interests and other defined assets (amortizable); and 500,000 shares of the Company’s common stock, valued at $1.00 per share (the offering price of the Company’s regulation A offering documents). The purchase price was allocated to net tangible assets of $655,020 with the balance of $5,363,173 allocated to goodwill, which is not amortized to expense (see note 5). During the year ended December 31, 2023 a charge of $4,136,746 was taken reducing goodwill to $1,226,427. The assets and liabilities (with the exception of the lease related items) are short term and therefore book value approximates the fair value. Management believes that there is significant value in the customer list and the trade name, but has not done separate valuation analysis. An impairment analysis will consider each potential sub component (customer list, workforce in place etc.) of the Goodwill recorded in accordance with the relevant accounting standards at least annually and more frequently should there be any financial or economic issues suggesting an impairment.

Assets Acquired and Liabilities Assumed

Assets Acquired	Fair Value
Cash	$613,077
Accounts Receivable	217,816
Prepaid Expenses	62,706
Right of Use Asset	109,456
Total Assets	$1,003,055
Liabilities Assumed
Accounts Payable	$49,936
Accrued Expenses	118,521
Sales Tax Payable	70,122
Lease Liabilities	109,457
Total Liabilities	$348,036

Consideration Value
Cash	$325,000
Convertible Note	1,175,000
Universal Life Insurance Commitment	3,150,000
Promissory Note	868,193
Common Stock	500,000
Total Purchase Price	6,018,193
Less, net asset value	655,020
Less impairment charge - 2023	4,136,746
Value of intangible assets	$1,226,427

Acquisition - Red Gear LLC

The Company entered into a Membership Interest Purchase Agreement on September 29, 2023 with RedGear, LLC, a Texas limited liability company and acquired 100% of the member’s interest of RedGear, LLC, in exchange for cash, a note payable and the assumption of certain liabilities of RedGear, LLC. The transaction was deemed to be a business combination, and the Company applied acquisition accounting under ASC 805. Upon closing (October 3, 2023) the total value of the consideration (including assumed SBA loans and other net liabilities) given for the purchase was $2,461,509. The purchase price was allocated to net liabilities of $78,693 with the balance of $2,540,502 allocated to goodwill, which is not amortized to expense. The Company hired an independent accounting firm to validate the Adjusted EBITDA (as defined in the closing documents). The results of the validation resulted in a purchase price adjustment of $525,526 (reflected in the table below). The fair value of certain assets and liabilities may result in an adjustment to the carrying value of the investment in RedGear, LLC. Management believes that there is significant value in the customer list and the trade name, but has not done separate valuation analysis. An impairment analysis will consider each potential sub component (customer list, workforce in place etc.) of the Goodwill recorded in accordance with the relevant accounting standards at least annually and more frequently should there be any financial or economic issues suggesting an impairment.

Assets Acquired and Liabilities Assumed

Assets Acquired	Fair Value
Cash	$83,794
Accounts Receivable	106,931
Receivable, Related Party	126,643
Fixed Assets,	784,252
Right of Use Asset	592,970
Total Assets	$1,567,947
Liabilities Assumed
Accounts payable	$49,393
Accrued Expenses	62,402
Bank line of credit	50,000
Vehicle and equipment loans payable	468,189
SBA Loan	423,000
Lease Liabilities	592,970
Total Liabilities	$1,646,640

Consideration Value
Cash	$1,249,248
Promissory Note	789,261
Total Purchase Price	2,038,809
Tangible Net Liabilities	78,693
Value of intangible assets	$2,117,502

NOTE 5 - TERM NOTE PAYABLE

On October 1, 2022 the Company issued a term promissory note to the sellers of the membership interest in Innovative Network Designs LLC. Under the option selected by the holder of the note, a ballon payment of principal is due on October 1, 2024. The note principal is $1,175,000 bears interest at 24%, matures on October 1, 2024. The principal $1,175,000 and accrued interest at December 31, 2023 is $351,534.

NOTE 6 - NOTES PAYABLE

On October 1, 2022 the Company issued a secured promissory note to the sellers of the membership interest in Innovative Network Designs LLC. The note principal is $868,193 bears interest at 7%, matures on April 2, 2025. The note amortizes over the term with the first principal payment of $96,466 due on April 15, 2023, along with $37,463 of accrued interest. Subsequent quarterly payments of interest and principal begin on July 15, 2026 and continue through maturity. The note is secured by a second priority lien on the membership interest purchased by the Company and certain other assets related to the acquisition. The current portion due is $467,430 and the non-current portion due is $192,932, as of December 31, 2023. Accrued interest is $72,869 as of December 31, 2023.

On September 29, 2023, the Company issued a promissory note to the former members of RedGear, LCC as partial payment for the RedGear acquisition. The note principal is $789,261 (as adjusted for shortfall in EBITDA), bears interest at 8% and matures on September 28, 2024. Principal is subject to adjustment based on the findings of a third-party accounting firm related to EBITDA reported compared to actual. The examination is not complete and therefore no adjustment is warranted at December 31, 2023. Accrued interest is $26,800 as of December 31, 2023.

Period	Principal	Interest	Total
January 15, through October 15, 2024	1,175,124	198,699	1,373,823
January 15, through March 2, 2025	192,932	4,255	197,187
Totals	$1,368,056	$202,954	$1,571,010

NOTE 7 - DUE TO FINANCIAL INSTITUTIONS

The Company has taken loans from financial institutions in the form of sales of future receivables, have a current outstanding balance of principal of $1,159,695.

The Company through its wholly owned subsidiary IND engaged PIPE Technologies Inc. for financing. The financing arrangement was in the form of a sale of future revenues, whereby PIPE advanced a net amount of $613,800 on February 7, 2023, recorded on the books of the Company. On February 1, 2023 the Company recognized $59,520 as principal charged to interest expense related to the financing, also recorded on the books of the Company. The amount of $59,520 was deducted from the proceeds advanced. The total loan principal of $773,320 was recognized. From March 31, to September 30, 2023 the Company made monthly payments of $64,138, and from October 31, to December 7, 2023 the Company made monthly payments of $44,871. The total amount paid of $583,578 was applied to principal leaving a balance of $89,743.

The Company arranged a similar financing transaction with Fora Financial for which it received cash of $1,212,500 net of underwriting fees of $37,500 (treated as OID and amortized over the life of the loan). A total of $312,500 of interest charges were charged by the lender. Weekly payments of principal and interest totaling $31,250 were scheduled to be paid beginning March 7, 2023. At December 31, 2023 a total of $1,247,294, of principal and accrued interest has been recognized as due to Fora.

NOTE 8 - OFFICER LIFE INSURANCE PREMIUMS PAYABLE

On October 1, 2022, the Company committed to paying life insurance with the sellers of the membership interest in Innovative Network Designs LLC. The total amount of the liability was $3,150,000 to be paid in equal installments of $450,000 over seven years. The current portion due is $450,000 and the non-current portion due is $2,250,000, as of December 31, 2023.

Year Ended December 31:	Insurance Premiums Due
2024	450,000
2025	450,000
2026	450,000
2027 - 2029	1,350,000
Total	$2,700,000

NOTE 9 - STOCKHOLDERS’ DEFICIT

As of December 31, 2023 and 2022, the Company was authorized to issue a total of 2,000,000 shares of preferred stock and 30,000,000 shares of common stock, $0.0001 par value.

Preferred Stock

The preferred stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. The preferred stock is convertible into shares of common stock into an equivalent number of shares.

During the period ended December 31, 2020, the Company issued 1,000,000 shares of Series A convertible preferred stock as founder stock. The Company recorded stock compensation expense of $100, or a $0.0001 per share, fair value, in connection with the issuance.

In December 2023, the CEO surrendered all issued and outstanding shares of Series A convertible preferred stock which were then cancelled by the Company.

Common Stock

The Company has 25,040,613 and 12,377,835 shares of common stock, issued and outstanding as of December 31, 2023 and 2022, respectively.

Each holder of common stock is entitled to one vote for each share of common stock held. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, assets of the Company available for distribution shall be distributed to common shareholders pro rata based on the number of shares held. No distributions have been made on shares of common stock to date. On November 9, 2023, the Company became a subsidiary of Yuengling’s Ice Cream Corporation (“YCRM”) in a reverse merger transaction. The common stock holders received Series C Preferred Stock convertible into 87.5% of the YCRM common stock. The shares of YCRM Series C Preferred Stock will be distributed to the common stockholders of the Company on a pro rata basis.

Regulation A Offering

On November 11, 2021, the Company submitted its registration statement filed on Form 1-A. The registration statement became effective on November 18, 2021. The offering provided for the issuance of up to 6,000,000 shares of common stock at a price of $1.00, under subscriptions. The Company will use the proceeds for working capital.

Common Stock Issuances

During the year ended December 31, 2023 the Company issued 150,000 shares of common stock to a key employee of Innovative Design Networks LLC, as compensation. The shares were valued at the public offering price of $1.00.

During the year ended December 31, 2023, the Company issued 168,337 shares of common stock for services. The shares were valued at $0.13.

During the year ended December 31, 2023, the Company issued 194,444 shares of common stock for to a Board member as compensation. The shares were valued at $0.13.

During the year ended December 31, 2023, the Company issued 11,000,000 shares of common stock to the Company’s founder. The shares were valued at $0.13

During the year ended December 31, 2023, the Company issued 525,000 shares of common stock to employees for compensation. The shares were valued at $1.00.

During the year ended December 31, 2023, the Company issued, 625,000 shares of common stock that were classified as shares to be issued at December 31, 2022.

During the year ended December 31, 2022, the Company issued 212,000 shares of common stock for cash. Those shares were valued at the public offering price of $1.00.

During the year ended December 31, 2022, the Company issued 76,666 shares of common stock for services. The shares were valued at $1.00.

During the year ended December 31, 2022, the Company issued 50,000 shares of common stock for compensation. The shares were valued at $1.00.

During the year ended December 31, 2022, the Company committed to issue 660,000 shares of common stock:

➢	500,000 of the above shares for the acquisition of Innovative Design Networks LLC;

➢	125,000 of the above shares for cash; and

➢	35,000 were committed under the terms of a private placement investment.

Those shares were valued at the public offering price of $1.00.

The shares to be issued for the acquisition and cash were issued during the year ended December 31, 2023.

Restricted Stock Units

In May 2020, the Company authorized a total of 200,001 restricted stock units (“RSUs”) to be issued to its three board of directors as compensation. The RSUs vest annually in equal increments beginning on July 1, 2020. The Company has issued a total of 66,669 RSUs, as of December 31, 2022, with 133,332 RSUs expected to be issued during 2023. The Company utilized the grant- date fair value of the underlying common stock of par ($0.0001). The shares underlying the RSU are issued in the fiscal year following full vesting. The Company will recognize expense for these issuances over the vesting period. The Company recorded a total of approximately $20, in stock compensation expense as a result of the issuances and vesting from 2020 to December 31, 2022.

As of December 31, 2023, there were 200,001 vested RSUs and unrecognized compensation cost of $0.

Stock Options Issued

For the year ended September 30, 2020 and 2019, the Company recorded $103,793 and $265,113 of compensation and consulting expense related to stock options, respectively. Total unrecognized compensation and consulting expense related to unvested stock options at September 30, 2020 amounted to $249,694. The weighted average period over which share-based compensation expense related to these options will be recognized is approximately 2 years.

For the years ended December 31, 2023 and 2022, a summary of the Company’s stock options activity is as follows:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Weighted- Average Grant-Date Fair Value	Aggregate Intrinsic Value
Outstanding at December 31, 2022	-	-	-	$-	$-
Issued during the year ended December 31, 2023	611,214	1.00	10	0.004	2,750
Outstanding and exercisable at December 31, 2023	611,214	1.00	9.75	$0.004	$2,750

All options were issued as compensation to key employees.

During the year ended December 31, 2023, the Company issued 611,214 common stock options to purchase 611,214 common shares to key employees of RedGear, LLC. The options were valued at $0.004. Following the reverse merger with YCRM, the options were changed to YCRM common stock at a ratio of approximately 1 of the Company’s shares for 1 share of YCRM. The options vest ratably over twelve months, are exercisable at $1.00 per share and expire in 10 years from grant date.

NOTE 10 - RELATED PARTY TRANSACTIONS

In February 2020, the Company recorded stock compensation expense of $110,000 for the accrual of the founder’s stock issuances with a corresponding entry to loan payable, related party. The loan payable, related party balance was reduced to $0 upon the issuance of the 1,000,000 shares of Series A convertible preferred stock and 10,000,000 shares of common stock issued to the founder. During 2020, 66,669 Restricted Stock Units (“RSUs”) were issued to the CEO (and Chairman of the Board) for compensation. The RSUs fully vest over one year of the issuance date and are fully vested as of December 31, 2022.

During the years ended December 31, 2022 and 2021, the Company’s CEO advanced the Company funds for operating expenses. At December 31, 2023 and 2022, the outstanding balances owed were $132,225 and $132,225, respectively. No interest is due on this informal arrangement. No such advances were issued during the year ended December 31, 2023.

During the years ended December 31, 2023 and 2022, an entity controlled by the CEO advanced (net of repayments) the Company $887,854 and $619,399, respectively. The Company used the funds to pay various operating expenses. The balance due is $1,570,253 at December 31, 2023 and is included in due to affiliated companies as presented on the balance sheet.

YCRM advanced $436,000 to the Company during the year ended December 31, 2023, which is currently outstanding and is included in due to related parties as presented on the balance sheet.

During the year ended December 31, 2022, the Company issued notes to former owners of the membership interest in Innovative Network Designs, LLC (now ReachOut IND) and committed to purchase universal life insurance for officers of ReachOut IND. The notes issued were a convertible promissory note for $1,175,000 and promissory note for $868,193 (the outstanding principal as of December 31, 2023 is $578,795), the commitment to purchase life insurance totalled $3,150,000, see footnotes 5, 6 and 7.

During the year ended December 31, 2023, the Company issued 11,000,000 shares of the Company’s common stock to the CEO as compensation.

During the year ended December 31, 2023, the Company issued notes totalling $1,314,787 (the outstanding principal as of December 31, 2023 is $789,261) to the former owners of the membership interest in RedGear, LLC and paid cash of $1,249,248, see footnotes 5, and 7.

Compensation due to a current officer of RedGear amounts to $137,500 at December 31, 2023.

RedGear is obligated under office leases to a company controlled by the former owners of the RedGear membership interests. The office space is in two locations in the city of El Paso, Texas and covers approximately 10,000 square feet in total. The liability as calculated for the right to use asset (under ASC 842) is $406,015, which is included in the lease amounts for the year ended December 31, 2023 in note 11.

The Company and the former principle of ReachOut IND entered into an employment agreement. The former head of ReachOut IND is named as Regional Vice President of Northeast (the Executive) at an annual salary of $250,000, plus incentive compensation with a target bonus of 10% of salary and a equity incentive of up to $1,400,00 value of Restricted Stock Units vesting ratably over seven years. The Executive is also given an annual expense stipend of $5,000, eligibility for employee benefits and specified paid leave. The initial term of the agreement is 24 months. (see note)

NOTE 11 - INCOME TAXES

The Company recognizes deferred tax assets and liabilities for the tax effects of differences between the financial statement and tax basis of assets and liabilities. A valuation allowance is established to reduce the deferred tax assets if it is more likely than not that a deferred tax asset will not be realized. The acquisition of Innovative Network Designs, LLC yielded no net operating losses as they reported taxes as a pass-through entity until the acquisition date.

As of December 31, 2023, the Company has net operating loss carryforwards of approximately $7,266,500 to reduce future taxable operating income which can be used to offset any capital gains. A valuation allowance for the entire amount of deferred tax assets has been established as of December 31, 2023 and 2022.

The provision for (benefit from) income taxes consist of the following:

	Year Ended December 31, 2023	Year Ended December 31, 2022
Current
Federal	$-	$-
State	-	-
	-	-
Deferred
Federal	-	-
State	-	-
	-	-
Total income tax provision (benefit)	$-	$-

A reconciliation of the provision for income taxes at the federal and state statutory rates of 21% and 7.5% (Illinois), 11.5% (New Jersey) and 2% of gross sales (Texas) respectively to the Company’s provision for income tax is as follows:

	Year Ended December 31, 2023	Year Ended December 31, 2022
U.S. Federal (tax benefit) provision at statutory rate	$(1,708,404)	$(289,339)
State (tax benefit) income taxes, net of federal benefit	(697,520)	(109,084)
Permanent differences	1,344,442	215
Changes in valuation allowance	1,061,481	390,207
Total	$-	$-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table presents the significant components of the Company’s deferred tax assets and liabilities for the periods presented:

	December 31, 2023	December 31, 2022
Deferred Tax Assets
Net operating losses	1,526,000	549,300
Total deferred tax assets	1,526,000	549,300
Valuation allowance	(1,526,000)	(549,300)
Net deferred tax assets	-	-

Deferred Tax Liabilities
Total deferred tax liabilities	-	-
Net deferred tax	$-	$-

The Company determines its valuation allowance on deferred tax assets by considering both positive and negative evidence in order to ascertain whether it is more likely than not that deferred tax assets will be realized. Realization of deferred tax assets is dependent upon the generation of future taxable income, if any, the timing and amount of which are uncertain. Due to the history of losses the Company has generated in the past, the Company believes that it is not more likely than not that all of the deferred tax assets in the U.S. can be realized as of December 31, 2023 and 2022, accordingly, the Company has recorded a full valuation allowance on its deferred tax assets.

The Company is not currently under any international or any United States federal, state and local income tax examinations for any taxable years. All of the Company’s net operating losses are subject to tax authority adjustment upon examination.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

Commitments

Lease Obligations

Effective October 2020, the Company’s subsidiary (RedGear, LLC) renewed the lease for the principle offices at 123 West Mills Avenue, El Paso, Texas. The lease extends through September 30, 2025, for $1,350.20 per month with annual escalation of 2%. The liability and Right of Use Asset was recognized for $61,590. No subsequent renewal is certain at December 31, 2023.

Effective October 29, 2021, the Company’s subsidiary (RedGear, LLC) entered into a lease for office facilities at 3636 North Central Avenue, Phoenix, Arizona. The lease extends through October 31, 2025, for $3,224.83 per month with annual escalation of 3%. The liability and Right of Use Asset was recognized for $125,364. No subsequent renewal is certain at December 31, 2023.

Effective October 3, 2023, the Company’s subsidiary (RedGear, LLC) entered into a lease for office facilities at 10033 Carnegie Avenue, El Paso, Texas. The lease extends through September 28, 2028, for $5,018.00 per month with annual escalation of 3%. The liability and Right of Use Asset was recognized for $232,940. No subsequent renewal is certain at December 31, 2023. The lessor is considered a related party (see note 10).

Effective October 3, 2023, the Company’s subsidiary (RedGear, LLC) entered into a lease for office facilities at 6713 Viscount Blvd. El Paso, Texas. The lease extends through September 28, 2028, for $3,600.00 per month with annual escalation of 5%. The liability and Right of Use Asset was recognized for $173,076. No subsequent renewal is certain at December 31, 2023. The lessor is considered a related party (10).

On May 1, 2021 the Company’s subsidiary IND entered into a sublease for its office in Whippany, NJ for a term commencing on June 1, 2021 extending through February 28, 2025 at an initial monthly rent of approximately $4,847. The liability and Right of Use Asset was recognized for $174,076. The sublease is renewable under the condition that the sublandlord renews its lease, therefore no subsequent extension is considered in the lease Right of Use Asset or the related lease liability beyond the initial term.

The Company recognized a right-of-use assets of and a related lease liabilities of $767,068, which represents the fair value of the lease payments calculated as present value of the minimum lease payments using a discount rate of 12.9% on date of the lease execution in accordance with ASC 842. The asset and liability will be amortized as monthly payments are made and lease expense will be recognized on a straight-line basis over the term of the sublease.

The offices for ReachOut Corp. is shared with a related party ReachOut IL (an S corporation), under an arrangement that is not formalized.

Right of use asset (ROU) is summarized below:

	December 31, 2023	September 30, 2022
Operating lease at inception	$767,068	$174,098
Less accumulated reduction	(248,101)	(64,642)
Balance ROU asset	$518,968	$109,456

Operating lease liability related to the ROU asset is summarized below:

Operating lease liabilities at inception	$767,068	$174,098
Reduction of lease liabilities	(248,147)	(64,641)
Total lease liabilities	$518,920	$109,457
Less: current portion	(171,315)	46,756
Lease liabilities, non-current	$347,605	$62,701

Non-cancellable operating lease total future payments are summarized below:

Total minimum operating lease payments	$707,347	$126,048
Less discount to fair value	(188,426)	(16,592)
Total lease liability	$518,920	$109,457

Future minimum lease payments under non-cancellable operating leases at December 31, 2023 are as follows:

Years ending December 31,	Amount
2024	221,119
2025	166,502
2026	110,289
2027	116,928
2028	92,509

Total minimum non-cancelable operating lease payments	$707,347

For the period (from acquisition date) October 2, through December 31, 2023, rent expense for RedGear, LLC was $43,355 and for ReachOut IND it was $58,171, for the year ending December 31, 2023. The total for all leases amounted to $101,526.

Contingencies

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

NOTE 13 - SUBSEQUENT EVENTS

RedGear LLC – Purchase Dispute

On April 26, 2024, the Company filed a lawsuit in the United States District Court for the Northern District of Illinois, against the former members of RedGear (“the Defendants”), related to certain representations and warranties made by the Defendants in the Membership Interest Purchase Agreement, dated September 29, 2023. The lawsuit was served on the Defendants on April 30, 2024. This matter has not yet been resolved.

On July 2, 2024, the United States District Court for the Northern District of Illinois entered a Temporary Restraining Order against the Defendants in the above case, based on the federal Computer Fraud and Abuse Act, a statute designed to protect against computer hacking.

While the Company is working with legal counsel to minimize the impact to the business, the exit of the Defendants has led to a material reduction in RedGear business customers and revenue.

Due to Financial Institutions

Fora Financial

Company, has multiple financing lines with various financial institutions. At December 31, 2023, $1,247,294 of principal and interest is outstanding to Fora under a receivables and purchase order arrangement. The original principal was for $1,250,000 to fund the acquisition of RedGear, with $37,500 charged by the lender as origination fees. Fifty weekly payments of $31,250 may be withdrawn by the lender yielding a financing cost of $312,500

Default on Loan - PIPE Technologies Inc.

The Company through its wholly owned subsidiary IND engaged PIPE Technologies Inc.(“PIPE”) for financing. The financing arrangement was in the form of a sale of future revenues, whereby PIPE advanced a net amount of $613,800 on February 7, 2023, recorded on the books of ReachOut Technology Corporation. The Company paid $583,578 which was applied to principal leaving a balance of $89,743.

On February 7, 2024 PIPE sent a notice of default and demand for payment to IND. The notice and demand letter confirmed the balance due was $89,743 as recorded by the Company. This amount is disputed by the company believing there were duplicate payments and/or payments not applied during the Silicon Valley Bank collapse, the primary financial backing for PIPE.

Asset Purchase

On April 8, 2024, the Company acquired the assets of Singer Networks LLC (Singer), an Illinois limited liability. Singer is a service provider that manages the technology needs for its clients. Under the terms of the agreement the Company has acquired all the tangible and intangible assets of Singer except for cash and bank accounts, accounts receivable (as of closing date) and the Singer benefit plan. The purchase price is comprised of $121,413 in cash and 750,000 preferred shares of Yuengling’s Ice Cream Corporation (“YCRM”). The preferred shares have a stated value of $1.00 and are convertible in YCRM common shares under the terms of the Certificate of Designation.

Financing

On January 26, 2024, the Company entered into a sale of future receivables agreement with Fox Funding Group LLC (“Fox”) primarily for working capital for RedGear operations. Under the terms of the agreement the lender advanced $300,000 less origination and underwriting fees of $12,295. The Company was to make daily remittances of $2,531.25 for 160 banking days for total of $405,000. The advance is secured, and Fox has initiated collection efforts.

The Company has retained legal representation and are currently negotiating a difference with Fox in what each party believes to be the outstanding balance. The Company calculates the balance to be approximately $260,000 and Fox has indicated a balance of approximately $370,000.

Change to Employment Agreement

On May 3, 2023, the employment agreement with the former principle of ReachOut IND has been amended in accordance with the terms of the employment agreement. The amendment takes effect on May 16, 2023, and reduces annual compensation to $125,000, and alters the responsibilities of his management role.

Corporate Restructuring

In July and August, 2024, the Company underwent a restructuring of costs including headcount reductions that is expected to decrease annual operating/overhead expenses by a material amount.

Lease Negotiations

In July 2024, the Company has entered into negotiations with the lessors of the downtown El Paso (Mills Ave) location to end the lease early as part of efforts to decrease operating/overhead expenses.